UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2018

INNOVUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52991	90-0814124
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8845 Rehco Road, San Diego, CA	92122
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 964-5123

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Innovus Pharmaceuticals,” “Innovus Pharma,” “the Company”, “we,” “us” and “our” refer to Innovus Pharmaceuticals, Inc., and/or one or more of our wholly-owned subsidiaries, unless the context otherwise provides. Innovus Pharma® is a registered service mark of Innovus Pharmaceuticals, Inc.

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On April 5, 2018, the Compensation Committee of the Board of Directors of the Company approved (i) annual increases in the base salaries of those officers identified below and (ii) the payment of annual cash bonus awards for fiscal 2017 for the same officers and a 2017/2016 bonus for one officer. Salary increases were effective as of January 1, 2018, which was the start of the current fiscal year. Bonuses were awarded based on overall Company performance in fiscal 2017 and for the one officer on the overall Company performance in 2017 and 2016.

Name	Title	New Salary	Bonus Payment
Dr. Bassam Damaj	President and Chief Executive Officer	$644,000	$575,000*
Randy Berholtz	Executive Vice President, Corporate Development and General Counsel	$300,000	$87,158
Rauly Gutierrez	Vice President, Finance	$214,286	$45,625

*Dr.  Damaj’s bonus payment was a combined bonus for the years 2016 and 2017.

In addition, the Compensation Committee increased Mr. Berholtz’s bonus potential for 2018 to 40% of his 2018 base salary, increased his severance in the case of change of control of the Company to nine (9) months and issued him 1,000,000 Restricted Stock Units with certain vesting requirements.

On April 2, 2018, the Company accepted the resignation of Rauly Gutierrez as VP, Finance of the Company to be effective as of April 5, 2018. Mr. Gutierrez, who has served as the VP, Finance of the Company since September 2016 and the Principal Financial and Accounting Officer since April 24, 2017, will continue to be engaged with the Company as a consultant until a replacement is found. Mr. Gutierrez’s departure is not due to a dispute or disagreement with the Company as Mr. Gutierrez is pursuing another career opportunity closer to his home in Orange County, CA.

On April 5, 2018, Dr. Bassam Damaj, Chief Executive Officer, assumed the role of principal financial and accounting officer of the Company and is expected to stay in that role until such time that a suitable candidate is found.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2018

INNOVUS PHARMACEUTICALS, INC.

	By:	/s/ Bassam Damaj Bassam Damaj President and Chief Executive Officer